Exhibit 5.1

300 North LaSalle Chicago, Illinois 60654	Facsimile: (312) 862-2200
(312) 862-2000 www.kirkland.com

November 16, 2016

U.S. Silica Holdings, Inc.

8490 Progress Drive, Suite 300

Frederick, Maryland 21701

Ladies and Gentlemen:

We are acting as special counsel to U.S. Silica Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of 10,350,000 shares of its Common Stock, par value $0.01 per share (the “Common Stock”), including shares of Common Stock to cover the exercise of the underwriters’ option to purchase additional shares, pursuant to the terms of the underwriting agreement, dated November 9, 2016 (the “Underwriting Agreement”) among the Company, Morgan Stanley & Co. LLC and Barclays Capital Inc., as the underwriters named in Schedule I thereto. The shares of Common Stock to be sold by the Company are referred to herein as the “Shares” and are being offered and sold under a Registration Statement on Form S-3 (Registration No. 333-210238) filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 16, 2016 under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), including a base prospectus dated March 16, 2016 (the “Base Prospectus”), and a prospectus supplement dated November 9, 2016 (together with the Base Prospectus, the “Prospectus”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company, including the Second Amended and Restated Certificate of Incorporation of the Company and the Second Amended and Restated Bylaws of the Company; (ii) resolutions of the Board of Directors of the Company with respect to the issuance of the Shares; (iii) the Registration Statement and the exhibits thereto and the Prospectus; and (iv) the Underwriting Agreement.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due

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U.S. Silica Holdings, Inc.

November 16, 2016

authorization, execution and delivery of all documents by the parties thereto other than the Company. We relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that, the Shares are duly authorized, and when the Shares are registered by the Company’s transfer agent and delivered against payment of the agreed consideration therefor, all in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s current report on Form 8-K. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is furnished to you in connection with the filing of the Prospectus and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/s/ KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS LLP